WAREFORCE. COM, INC.

           SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 12, 1999

     By resolution dated January 11, 2000, our Board of Directors has resolved to change the terms of the Series B Warrants to make them noncallable.


           The date of this supplement is January 11, 2000